EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

INCREASES SALES OF EXCELYTE™ FOR WELL MAINTENANCE APPLICATION

Company Commences Excelyte™ Treatment of Oil Production Wells for Large Producer in Uinta Basin

LITTLE RIVER, S.C., July 25, 2014 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it has increased the use of its flagship Excelyte™ product in the Uinta Basin in Utah. The company added a new customer with significant oil producing operations in the Uinta Basin and successfully completed the initial treatment on six of the customer’s oil producing wells, reducing the amount of hydrogen sulfide in each of the oil wells treated with Excelyte. The company expects to continue treating those six wells over the next month and commence treatment of additional oil wells for this customer within the next two months, with the goal of treating up to approximately 300 other similar oil producing wells that the customer operates in the Uinta Basin within the next year. The company’s current customers in the Uinta Basin, including this customer, have collectively identified approximately 450 oil and gas wells suitable for well maintenance treatment by Excelyte. The company estimates that up to approximately 2,835,000 gallons of Excelyte could be used during the first twelve months of well maintenance treatments on these oil and gas wells, assuming that the company treated all 450 wells.

David R. LaVance, the company’s President and Chief Executive Officer, commented, “We have been working diligently with this customer over the past several months and I am very pleased that the customer has commenced down-hole well maintenance treatments of its oil wells. As highlighted in a recent article in Forbes Magazine, we believe that Excelyte provides significant benefits to oil and gas production companies when used as a biocide and a hydrogen sulfide scavenger. We continue to aggressively pursue sales opportunities for Excelyte in the Uinta Basin for both well maintenance applications and the treatment of water used in hydraulic fracturing, and believe that both of these applications combined represent a potential $50 million market opportunity for us in the Uinta Basin and a potential $2.5 billion market opportunity for us in the United States.”

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte acts as a hydrogen sulfide scavenger and as a biocide that kills sulfur-reducing bacteria, which are known to produce hydrogen sulfide. The company’s down-hole well maintenance operations consist of treating oil production wells that contain hydrogen sulfide with regularly scheduled applications of Excelyte.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd., is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The company markets and sells its anolyte disinfecting solution under the Excelyte™ brand name, which is produced by the company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting.  Excelyte solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used safely anywhere there is a need to control pathogens, bacteria, viruses, and germs.  The company’s EcaFlo equipment also produces a cleaning solution that the company sells under the Catholyte Zero™ brand name. Catholyte Zero solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. The company is currently focused on selling its Excelyte solutions to oil and gas production companies, healthcare facilities and agriculture and dairy farmers. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company's future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies

Thomas S. Gifford

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

chase@capitolmediapartners.com